As filed with the Securities and Exchange Commission on June 27, 2018

Registration No. 333-205188

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement

UNDER
THE SECURITIES ACT OF 1933

EURONAV MI II INC.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of Incorporation or organization)	06-071-6485 (I.R.S. Employer Identification Number)

299 Park Avenue, 2nd Floor
New York, NY 10017
(212)-763-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Euronav MI II Inc. 299 Park Avenue, 2nd Floor New York, NY 10017 (212) 763-5600 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copy to: Gary J. Wolfe, Esq. Keith Billotti, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)

GENER8 MARITIME, INC. 2012 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-205188) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 24, 2015 by Euronav MI II Inc. (formerly known as Gener8 Maritime, Inc.), a Marshall Islands Corporation (the “Registrant”). The Registration Statement registered the sale of 3,899,420 shares of the Registrant’s common stock, par value $0.01 per share, issuable pursuant to the Registrant’s 2012 Equity Incentive Plan, as amended.

On June 12, 2018, pursuant to the Agreement and Plan of Merger, dated as of December 20, 2017 (the “Merger Agreement”), by and among the Registrant, Euronav NV (“Euronav”), and Euronav MI, Inc. a wholly owned subsidiary of Euronav (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of  Euronav.

As a result of the consummation of the transactions contemplated by the  Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement to remove from registration the securities registered but unsold under the Registration Statement.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of June, 2018.

Euronav MI II Inc.

By:	/s/ Milton H. Gonzales
Milton H. Gonzales
Chief Operating Officer

No other person is required to sign this Post-Effective Amendment No. 1 on Form S-8 in reliance upon Rule 478 under the Securities Act.

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